SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

November 18, 2009
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	001-07349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO  80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated November 23, 2009

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)       Appointment of Officers

On November 18, 2009, the Company announced the appointment of John A. Hayes as President and Chief Operating Officer of Ball Corporation; Raymond J. Seabrook as Executive Vice President and Chief Operating Officer, Global Packaging and Scott C. Morrison as Senior Vice President, Chief Financial Officer and Treasurer, effective January 1, 2010.

Additionally, on November 23, 2009, the Company announced the appointment of Shawn M. Barker as Vice President and Controller and Douglas K. Bradford as Vice President, Financial Reporting and Tax, effective January 1, 2010.

Mr. Hayes, 43, has been employed by Ball since 1999, when he joined the Company as Senior Director, Corporate Planning and Development.  He was Vice President, Corporate Strategy, Development and Marketing in 2005 when he was named Executive Vice President of  Ball Packaging Europe.  He became President of the European operations in 2006.  In 2008, Mr. Hayes became Executive Vice President and Chief Operating Officer of the Company.

Mr. Hayes’ annual base salary will be $725,000.  His annual incentive compensation and long term cash incentive plan compensation will be 85% and 30% of his base salary, respectively, based on Company performance.  The Company previously entered into a severance benefit agreement and a change-in-control agreement with Mr. Hayes, which contain provisions that require the Company to provide post-termination payments or benefits in the event of termination of employment without cause or termination following a change-in-control of the Company.  The portion of Mr. Hayes’ severance benefit under his severance agreement that is based upon his annual base salary and annual incentive compensation will increase from 1.5 to 2 times the sum of his annual base salary plus his target annual incentive compensation.

Mr. Seabrook, 58, has been with the Company since 1988 when he joined the Company as part of the formation of Ball Packaging Products, Canada.  He became Corporate Vice President and Treasurer in 1992 and has served as Chief Financial Officer since April, 2000.  Mr. Seabrook has been Executive Vice President and Chief Financial Officer since 2006.

Mr. Seabrook’s annual base salary will be $600,000.  His annual incentive compensation and long term cash incentive plan compensation will be 75% and 25% of his base salary, respectively, based on Company performance.  The terms of Mr. Seabrook’s existing severance benefit agreement and change-in-control agreement with the Company are not being amended.

Mr. Morrison, 47, joined Ball in 2000 after 16 years in the banking industry as Treasurer and has been Vice President and Treasurer since 2002.

Mr. Morrison’s annual base salary will be $400,000.  His annual incentive compensation and long term cash incentive plan compensation will be 60% and 25% of his base salary, respectively, based on Company performance.  The Company previously entered into a severance benefit agreement and a change-in-control agreement with Mr. Morrison, the terms of which are similar to those of the agreements with Mr. Hayes and other officers of the Company.  The portion of Mr. Morrison’s severance benefit under his severance agreement that is based upon his annual base salary and annual incentive compensation will increase from 1.25 to 1.5 times the sum of his annual base salary plus his target annual incentive compensation.

Mr. Barker, 42, first joined the Company in 1996 as Manager, Financial Reporting.  He left the Company in 1998 when the Company headquarters was relocated from Indiana to Colorado and then rejoined the Company in 2003 as Manager, Planning and Analysis.  Mr. Barker has served as Vice President, Operations Accounting since 2006.

Mr. Barker’s base salary will be $250,000.  His annual incentive compensation and long term cash incentive plan compensation will be 50% and 20% of his base salary, respectively, based on Company performance.  The Company will enter into a severance benefit agreement and change-in-control agreement with Mr. Barker, the terms of which will be substantially similar to the agreements with Mr. Hayes and other officers of the Company.  Mr. Barker’s severance benefit under the severance benefit agreement will be 1.25 times the sum of his annual base salary plus his target annual incentive compensation; plus a payout equal to his pension plan benefit and any supplemental executive retirement plan benefit to which he would have been entitled had he remained with the Company for an additional eighteen (18) months, adjusted pursuant to a formula provided in the severance benefit agreement and the plans.

Mr. Bradford, 52, came to the Company from Price Waterhouse, where he was a senior tax manager, in 1989 as Director, Tax Administration and later was appointed Senior Director Tax Administration.  He later served as Assistant Controller, Controller and Vice President and Controller.  Mr. Bradford’s compensation package and agreements with the Company will remain the same.

The Company’s press release announcing the appointment of Mr. Hayes, Mr. Seabrook and Mr. Morrison is included with this Form 8-K as Exhibit 99.1.

(d)           Exhibits.

The following is furnished as an exhibit to this report:

Exhibit 99.1	Ball Corporation Press Release dated November 18, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Raymond J. Seabrook
	Name:	Raymond J. Seabrook
	Title:	Executive Vice President and Chief Financial Officer

Date:           November 23, 2009

Ball Corporation
Form 8-K
November 23, 2009

EXHIBIT INDEX

Description	Exhibit

Ball Corporation Press Release dated November 18, 2009	99.1